Exhibit 99.1

ROYAL BANK AMERICA ANNOUNCES
ACQUISITION OF FIRST CORNERSTONE BRANCH

NARBERTH, PA (Marketwired—June 16, 2015) - Royal Bancshares of Pennsylvania, Inc. (“Company”) (NASDAQ: RBPAA), parent company of Royal Bank America (“Royal Bank”), today announced that Royal Bank has entered into a definitive agreement with First CornerStone Bank (“First CornerStone”), pursuant to which Royal Bank has agreed to purchase, and First CornerStone has agreed to sell, the Media, Pennsylvania branch office of First CornerStone, together with approximately $39.3 million in customer deposits and approximately $6.2 million in loans related to the branch and approximately $3.8 of additional loans.

Commenting on the announcement, Kevin Tylus, President and Chief Executive Officer of the Company, said “Royal Bank was pleased to participate in this cooperative transaction. It achieves a strategic goal of ours to expand our presence in Media and Delaware County. We welcome the customers specific to the Media branch and the employees who have so ably managed and served customers at this location. The customers and employees alike will be important components of Royal Bank's commitment to the area and to the communities we serve.”

Robert M. Jara, President and Chief Executive Officer of First CornerStone, said “This transaction will allow us to continue to strengthen our balance sheet and align our growth with the continuing changes in customers’ habits and delivery systems.”

The consummation of the transaction is subject to customary closing conditions, including receipt of all necessary regulatory approvals, and is expected to be completed in the third quarter of 2015.

Royal Bank was represented by Stevens & Lee, P.C., and First CornerStone was represented by Fox Rothschild LLP in this transaction.

About Royal Bancshares of Pennsylvania, Inc.

Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, is the parent company of Royal Bank America, which for more than 50 years has played a lead role in the growth and development of our region by empowering small businesses, entrepreneurs and individuals to achieve their financial goals and enrich our communities. More information on Royal Bancshares of Pennsylvania, Inc., Royal Bank America and its subsidiaries can be found at www.royalbankamerica.com.

Forward-Looking Statements

The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties, and actual results could differ materially; therefore, readers should not place undue reliance on any forward-looking statements. Royal Bancshares of Pennsylvania, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. For a discussion of the factors that could cause actual results to differ from the results discussed in any such forward-looking statements, see the filings made by Royal Bancshares of Pennsylvania, Inc. with the Securities and Exchange Commission, including its Annual Report — Form 10-K for the year ended December 31, 2014.